Exhibit 1

Second Amendment

1.	Underlying Agreement : Stock Purchase Agreement (the “Original Agreement”)

2.	Date of Original Agreement : February 29, 2024

3.	Purpose of Original Agreement : Agreement to sell the shares issued by Exicure, Inc. [NASDAQ: XCUR] (the “Company”) owned by DGP Co., Ltd. (the “Seller”)

4.	Date of First Amendment : June 28, 2024

5.	Purpose of First Amendment : Extension of Original Agreement term.

DGP CO., LTD. (the “Seller”) and OVERDIGMK CO., LTD. (the “Purchaser”) agree as follows:

(1)	The deadline for the payment of the Balance Payment is further extended to September 30, 2024.

(2)

If the Balance Payment is not made pursuant to the extended deadline set forth in (1), Seller may terminate the Original Agreement with unilateral notice. Upon such termination, Purchaser shall not have any grounds to bring a claim for damages or losses in connection with the Original Agreement.

(3)	Prior to the extended deadline, the parties may under mutual agreement terminate or assign Purchaser’s rights to a third party.

In witness whereof, this Second Amendment is made in duplicate, signed and stamped by Seller and Purchaser, with a copy to each party.

2024. 07. 31.

(“Seller”)

Address	:	23, Geurintekeu-ro, Yeonggwang-eup, Yeonggwang-gun, Jeollanam-do, Republic of Korea 57024

Company Name	:	DGP CO., LTD.

Signed By	:	Kyungwon Oh, CEO (DGP corporate seal)

(“Purchaser”)

Address	:	362-37, Toseong-ro, Hyangnam-eup, Hwaseong-si, Gyeonggi-do, Republic of Korea 18624

Company Name	:	OVERDIGMK CO., LTD.

Signed by	:	Cheolsu Kang, CEO (OverdigmK corporate seal)